                                 AQUANTIVE, INC.
                                 ---------------
                        RESTRICTED STOCK AWARD AGREEMENT




TO:      BRIAN P. MCANDREWS

         We are pleased to inform you that you have been awarded a restricted stock award (the "Restricted Stock Award") under the aQuantive, Inc., (the "Company") Restated 1999 Stock Incentive Compensation Plan (the "Plan").

         The terms of the Restricted Stock Award are as set forth in this Restricted Stock Award Agreement (this "Agreement"). Except as expressly provided otherwise in this Agreement, the Restricted Stock Award is limited by and subject to the express terms and conditions of the Plan. Capitalized terms that are not defined in this Agreement but defined in the Plan have the meanings given to them in the Plan.

         The basic terms of the Restricted Stock Award are summarized as follows:

1.       NUMBER OF SHARES:   114,659

2.       GRANT DATE:       JANUARY 2, 2006

3.       FAIR MARKET VALUE PER SHARE:   $25.24

4.       VESTING

         The Restricted Stock Award is subject to forfeiture upon varying circumstances relating to your termination of employment with the Company. The restrictions on the shares will lapse and no longer be subject to forfeiture according to the following schedule:

                                                                                   PORTION OF
                                                                                RESTRICTED STOCK
   DATE ON WHICH PORTION OF RESTRICTED STOCK AWARD IS NO LONGER                     AWARD NO
                      SUBJECT TO FORFEITURE                                      LONGER SUBJECT
                                                                                  TO FORFEITURE
First vesting installment on March 18, 2006                                             5%

Quarterly vesting installments of 1.25% in subsequent twelve months                     5%

Quarterly vesting installments of 2.5% in subsequent twelve months                     10%

Quarterly vesting installments of 3.75% in subsequent twelve month                     15%

Quarterly vesting installments of 6.25% in subsequent twelve months                    25%

Quarterly vesting installments of 10% in subsequent twelve months                      40%

Fully vested as of March 18, 2011                                                     100%

         Shares that have vested and are no longer subject to forfeiture according to the above schedule are referred to herein as "Vested Shares." Shares that are not vested and remain subject to forfeiture under the preceding schedule are referred to herein as "Unvested Shares." The Unvested Shares will vest (and to the extent so vested cease to be Unvested Shares remaining subject to forfeiture) in accordance with the above schedule. Collectively, the Unvested Shares and the Vested Shares are referred to herein as the "Shares."
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5.      TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL AND CERTAIN OTHER EVENTS

        5.1     TERMINATION OF EMPLOYMENT

        Except as provided in Section 5.2 below, the Unvested Shares shall be forfeited by you to the Company upon the termination of your employment for any reason, including without limitation, termination by the Company for Cause (as defined in your Employment Agreement with the Company dated as of January 20, 2000, or any successor employment agreement in effect at the time your employment terminates (the "Change of Control Agreement")), voluntary resignation by you or the occurrence of your death or Disability (as defined in the Change of Control Agreement).

        5.2     CHANGE OF CONTROL AND CERTAIN OTHER EVENTS

                (a) Upon a Change of Control, 50% of the then Unvested Shares shall automatically become Vested Shares.

                (b) If, prior to a Change of Control, the Company terminates your employment without Cause or you voluntarily terminate your employment for "good reason", the number of then Unvested Shares that would have become Vested Shares during the one-year period following the termination date, if the termination had not occurred and you had remained in the employment of the Company for such period, shall automatically become Vested Shares.

                (c) If a Successor Company terminates your employment without Cause within one year after a Change of Control or if you voluntarily terminate your employment for "good reason" at any time following a Change of Control, all of the then Unvested Shares shall automatically become Vested Shares.

                (d) In addition, Section 12.3.3 of the Plan, which provides for acceleration of vesting of stock awards in specified circumstances in the event of a Corporate Transaction (as defined in the Plan), shall apply to the Shares.

                (e) For purposes of this Section 5.2, "Change of Control", "Cause", "good reason" and "Successor Company" have the meaning given those terms in the Change of Control Agreement.

6.       SECURITIES LAW COMPLIANCE

         Notwithstanding any other provision of this Agreement, you may not sell the Shares unless they are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of the Shares must also comply with other applicable laws and regulations governing the Shares, and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

7.       TRANSFER RESTRICTIONS

         Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Unvested Shares shall be strictly prohibited and void; however, such restrictions on transfer will not apply to a gratuitous transfer of the Shares; provided, that you obtain the Company's prior written consent to such transfer, which consent will not be unreasonably withheld.
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8.       SECTION 83(B) ELECTION FOR RESTRICTED STOCK AWARD

         You understand that under Section 83(a) of the Code, the fair market value of the Unvested Shares on the date the forfeiture restrictions lapse will be taxed, on the date such forfeiture restrictions lapse, as ordinary income subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term "forfeiture restrictions" means the right of the Company to receive back any Unvested Shares upon termination of your employment with the Company. You understand that you may elect under Section 83(b) of the Code to be taxed at ordinary income rates on the fair market value of the Unvested Shares at the time they are acquired, rather than when and as the Unvested Shares cease to be subject to the forfeiture restrictions. Such election (an "83(b) Election") must be filed with the Internal Revenue Service WITHIN 30 DAYS from the Grant Date of the Restricted Stock Award. You understand that (a) you will not be entitled to a deduction for any ordinary income previously recognized as a result of the 83(b) Election if the Unvested Shares are subsequently forfeited to the Company and (b) the 83(b) Election may cause you to recognize more compensation income than you would have otherwise recognized if the value of the Unvested Shares subsequently declines.

         THE FORM FOR MAKING AN 83(B) ELECTION IS ATTACHED TO THIS AGREEMENT AS EXHIBIT B. YOU UNDERSTAND THAT FAILURE TO FILE SUCH AN ELECTION WITHIN THE 30-DAY PERIOD MAY RESULT IN THE RECOGNITION OF ORDINARY INCOME BY YOU AS THE FORFEITURE RESTRICTIONS LAPSE.

         You further understand that an additional copy of such election form should be filed with your federal income tax return for the calendar year in which the date of this Agreement falls. You acknowledge that the foregoing is only a summary of the federal income tax laws that apply to the award of the Shares under this Agreement and does not purport to be complete.

         YOU FURTHER ACKNOWLEDGE THAT THE COMPANY HAS DIRECTED YOU TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH YOU MAY RESIDE, AND THE TAX CONSEQUENCES OF YOUR DEATH.

         You agree to execute and deliver to the Company with this Agreement a copy of the Acknowledgment and Statement of Decision Regarding Section 83(b) Election (the "Acknowledgment") attached hereto as Exhibit A. You further agree that you will execute and deliver to the Company with this Agreement a copy of the 83(b) Election attached hereto as Exhibit B if you choose to make such an election.

9.       ASSIGNMENT SEPARATE FROM CERTIFICATE

         As security for the faithful performance of this Agreement, you agree, upon execution of this Agreement, to deliver a stock power in the form attached as Exhibit C for each certificate you receive evidencing Shares issued to you pursuant to this Agreement, executed by you (WITH THE TRANSFEREE, CERTIFICATE NUMBER, DATE AND NUMBER OF SHARES LEFT BLANK), along with any such certificate(s), to the Secretary of the Company or its designee ("Escrow Holder"), who is hereby appointed to hold such stock power and any such certificate(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Agreement. You and the Company agree that Escrow Holder shall not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless Escrow Holder is grossly negligent relative thereto. Escrow Holder may rely on any letter, notice or other document executed by any signature purported to be genuine and may rely on advice of counsel and obey any order of any court with respect to the transactions contemplated in this Agreement. The Shares will be released from escrow as they cease to be Unvested Shares.

10.      LEGENDS

         You understand and agree that the Unvested Shares are subject to forfeiture and that the certificate(s) representing the Unvested Shares may bear a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND FORFEITURE RESTRICTIONS AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY WAY DISPOSED OF EXCEPT AS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL RECIPIENT OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND FORFEITURE RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES."

11.      STOP-TRANSFER NOTICES

         You understand and agree that, in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required to (a) transfer on its books any Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

12.      INDEPENDENT TAX ADVICE

         You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but have chosen not to do so.

13.      WITHHOLDING AND DISPOSITION OF SHARES

         You agree to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise either upon receipt of the Shares or as the forfeiture restrictions on any Shares lapse.

14.      GENERAL PROVISIONS

         14.1     NOTICES

         Any notice required in connection with (a) the Company's forfeiture rights or (b) the disposition of any Shares covered thereby will be given in writing and will be deemed effective upon personal delivery, electronic delivery, or upon deposit in the U.S. mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated in this Agreement or at such other address as such party may designate by ten days' advance written notice under this Section 14.1 to all other parties to this Agreement.

         14.2     NO WAIVER

         No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

         14.3     UNDERTAKING

         You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Shares pursuant to the express provisions of this Agreement.

         14.4     ENTIRE CONTRACT

         This Agreement, the Plan and the Change of Control Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

         14.5     SUCCESSORS AND ASSIGNS

         The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

         14.6     SHAREHOLDER OF RECORD

         You will be recorded as a shareholder of the Company and will have, subject to the provisions of this Agreement and the Plan, all the rights of a shareholder with respect to the Shares.

         14.7     COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

         14.8     GOVERNING LAW

         This Agreement will be governed by and construed in accordance with the laws of the State of Washington.

         IN WITNESS WHEREOF, the parties have executed this Agreement dated January 2, 2006.

                                  AQUANTIVE, INC.

                                  By:  /s/  Linda Schoemaker

                                  Its:   Senior Vice President & General Counsel

                                  EMPLOYEE

                                  /s/ Brian P. McAndrews

                                  Brian P. McAndrews